One World Products, Inc.
3471 W. Oquendo Road, Suite 301
Las Vegas, NV 89118

April 25, 2023

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Dear Mr. Sommer:

We are pleased to confirm the terms of your employment with One World Products, Inc. (the "***Company***"), effective April 25, 2023 (the "***Effective Date***"). The details of your employment are as follows:

Title; Duties:	You will be employed as the Company's President, performing such duties as are normally associated with this position and as may be assigned to you from time to time by the Board of Directors of the Company and the Company's CEO. While serving as President, you will report directly to the CEO and the Company's Board of Directors (the "***Board***").
At-Will Employment:	Your employment will be at-will, meaning you or the Company can terminate the employment relationship between you and the Company at any time; provided, however, that the event of termination by the Company without cause during the first 12 months following the Effective Date, you will be entitled to continue to receive your base salary (as provided below) until the one-year anniversary of the Effective Date.
Compensation:	Your initial annual base salary will be $60,000, payment of which shall be deferred until the Company completes the of sale of its equity securities following the Effective Date, in a transaction or related series of transactions, resulting in aggregate gross proceeds to the Company of at least $5,000,000 (a "***Qualified Offering***"). If the Company completes a Qualified Offering, your annual base salary will be increase to $240,000 on the closing of the Qualified Offering. Your base salary and performance will be reviewed by the Board on an annual basis, and may be adjusted upward, but not downward, in the sole discretion of the Board based on such review. Your annual salary will be paid in accordance with the Company's regular payroll practices. You will also be entitled to receive a bonus of up to $380,000 upon the sale by the Company of its equity securities during your employment, as set forth below: 10% of first $2 million ($200,000) 8% for the next $1 million ($80,000) 6% for the next $1 million ($60,000) 4% for the next $1 million ($40,000) Total for $5 million: $380,000 In addition, upon completion of a Qualified Offering during your employment with the Company, you be issued an additional 1,500,000 shares of the Company's common stock within 60 days (which number shall be subject to equitable adjustment for a stock split, stock dividend or similar event).

Equity Compensation:	You will be issued 1,500,000 shares of common stock of the Company on the Effective Date this agreement.
Benefits:	You shall be entitled to participate in and be provided with such benefit plans and programs offered to and or made available to the Company's employees from time to time.
Personnel Policies:	Your employment is subject to the Company's personnel policies and procedures as they may be adopted, interpreted or revised from time to time in the Company's sole discretion.
Location:	Your place of employment may be at your home address if you so elect.
No Conflict Representation:	You hereby represent that the provision of services by you to the Company does not and will not breach any agreement with any current or former employer.
Confidential Information Obligations:	You and the Company will enter into a Confidential Information Agreement that contains provisions that will survive termination or expiration of this letter agreement, including non-compete provisions relating the business of bioplastics and industrial hemp.

Nothing other than an express written agreement signed by both parties may modify any term of this letter agreement. This letter agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Nevada without reference to principles of conflicts of law.

Please sign this letter agreement to acknowledge your acceptance and agreement to the terms herein. We look forward to working with you and expect that you will be a great asset to our team.

Sincerely,

ONE WORLD PRODUCTS, INC.

By: [signature]

Name: Isiah L. Thomas III

Title: Chief Executive Officer

Acknowledged and agreed
this 25 day of April, 2023:

[signature]

Joerg Sommer